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                                                                    EXHIBIT 23.4

                         INDEPENDENT AUDITORS' CONSENT

To the Board of Directors and Stockholders of NAPTech, Inc.

     We consent to the use in this Amendment No. 1 to Registration Statement No. 333-14711 of The Shaw Group on Form S-3 of our report dated June 4, 1996 (November 15, 1996, as to the first paragraph of Note 4 and to Note 9) on the consolidated financial statements of NAPTech, Inc. and subsidiary as of March 29, 1996 and March 31, 1995 and for the years then ended, appearing in the Prospectus, which is a part of this Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.

DELOITTE & TOUCHE LLP

Salt Lake City, Utah
November 15, 1996